Exhibit 99.1

Contact:
Gregory S. Furness	Nancy A. Johnson
Chief Financial Officer	Padilla Speer Beardsley
Vital Images, Inc.	(612) 455-1745
(763) 852-4100	njohnson@psbpr.com
Nasdaq Symbol: VTAL

VITAL IMAGES, INC., TO PRESENT AT

WALL STREET ANALYST FORUM MARCH 3, 2004

Presentation Will be Webcast Live at 11:00 am ET

MINNEAPOLIS, February 23, 2004 — Vital Images, Inc. (Nasdaq: VTAL), a medical imaging software company, today announced President and Chief Executive Officer Jay D. Miller and Chief Financial Officer Gregory S. Furness will present at the Wall Street Analyst Forum on Wednesday, March 3, 2004, at 11:00 a.m. ET.  The Wall Street Analyst Forum, held March 1–3 at the Roosevelt Hotel in New York City, is the largest non-brokerage sponsored analyst conference in the nation.

The presentation will be Webcast on the company’s Web site, www.vitalimages.com.  To access the Webcast, go to the investor portion of the company’s Web site, and click on the Wall Street Analyst Forum Webcast icon. A copy of the PowerPoint presentation will be available on the company’s Web site. The Webcast will be archived for replay for one month.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

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